                                                            Filed under Rule 433
                                                      File Nos. 333-132747, 333-
                                                     132747-05 and 333-132747-10
                                                                     May 9, 2006

                                FINAL TERM SHEET

                                     UBS AG

                                US$1,000,000,000
                          UBS PREFERRED FUNDING TRUST V
                6.243% Noncumulative Trust Preferred Securities
                     representing a corresponding amount of
              6.243% Noncumulative Company Preferred Securities of
                       UBS PREFERRED FUNDING COMPANY LLC V
                  guaranteed on a subordinated basis by UBS AG


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
Issuer:                                            UBS Preferred Funding Trust V

Issue:                                             Perpetual Subordinated Step-Up Preferred Securities

Rating:                                            A1/AA-/AA [(S/S/S)]*

Amount:                                            $1,000,000,000

Spread:                                            UST10yr + 112bps

Maturity:                                          Perpetual; but redeemable at the issuer's option on May 15,
                                                   2016 and on each interest payment date thereafter

Initial Public Offering Price:                     100% per Trust Preferred Security

Proceeds to Trust V:                               $1,000,000,000

Distributions:                                     Subject  to rights to defer distributions,
                                                   6.243% per annum until May 15, 2016 (payable semi-annually in arrears); thereafter, 1.615% plus 3-month LIBOR per annum (payable quarterly)

Distribution Payment Dates:                        May 15  and November 15 of each year beginning November 15, 2006 and until May 15, 2016; thereafter, August 15, November 15,
                                                   February 15 and May 15 of each year

Minimum Denominations:                             $75,000  X $1,000

Optional Redemption:                               On or after May 15, 2016

Early Redemption:                                  Tax and regulatory events

Make Whole Call:                                   T + .50%

Books:                                             UBS Securities LLC

Co-Leads:                                          Citigroup
                                                   Banc of America Securities LLC
                                                   JPMorgan
                                                   Wachovia Securities
                                                   Barclays Capital
                                                   RBS Greenwich Capital
                                                   Lloyds TSB
                                                   Danske Bank A/S
                                                   ING
                                                   HSBC
Co-Managers:
                                                   SunTrust Robinson Humphrey
                                                   Wells Fargo Securities
                                                   Morgan Keegan & Company, Inc.
                                                   Caylon Securities (USA)
                                                   Bayerische Landesbank
                                                   WestLB AG
                                                   Enskilda Securites
                                                   KeyBanc Capital Markets
                                                   Standard Chartered Bank
                                                   Merrill Lynch & Co.
                                                   Morgan Stanley
                                                   Goldman, Sachs & Co.
                                                   Fortis Securities LLC
                                                   Landesbank Baden-Wurttemberg

Settlement Date:                                    May 12, 2006 (T+3)
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
Format:                                            SEC Registered

Listing:                                           NYSE

*An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the capital securities should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR FREE WRITING PROSPECTUS FOR THIS OFFERING IF YOU REQUEST IT BY CALLING TOLL FREE 1-888-722-9555 EXT 1088 OR THROUGH YOUR USUAL CONTACT AT UBS SECURITIES LLC.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.









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